Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Second Quarter Performance; Net Income Increases 5% to $28.4 million on 7% Revenue Expansion; Average Loans Grow by 6%

Warsaw, Indiana (July 27, 2026) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record second quarter net income of $28.4 million for the three months ended June 30, 2026, which represents an increase of $1.5 million, or 5%, compared to net income of $27.0 million for the three months ended June 30, 2025. Diluted earnings per share of $1.13 for the second quarter of 2026 also represents a record second quarter performance and increased $0.09, or 9%, compared to $1.04 for the second quarter of 2025. On a linked quarter basis, net income increased $2.0 million, or 7%, from $26.5 million. Diluted earnings per share increased $0.09, or 9%, from $1.04 on a linked quarter basis.

The company further reported record performance for the first half of the year with net income of $54.9 million for the six months ended June 30, 2026 versus $47.1 million for 2025, an increase of $7.9 million, or 17%. Diluted earnings per share increased $0.35, or 19%, to $2.17 for the six months ended June 30, 2026, versus $1.82 for 2025.

Total revenue was $70.9 million for the second quarter of 2026 representing an increase of $4.5 million, or 7%, as compared to $66.4 million for the second quarter of 2025. On a linked quarter basis, revenue increased by $1.2 million, or 2%, from $69.7 million in the first quarter of 2026. Total revenue increased by $10.4 million, or 8%, to $140.6 million for six months ended June 30, 2026, as compared to $130.2 million for 2025.
"During the first half of 2026, the Lake City Bank team delivered strong operating results led by healthy loan and revenue growth," stated David M. Findlay, Chairman and CEO. "Our record second quarter net income reflects the continued execution of our proven organic growth strategy. It's been a rewarding six months of 2026."

Quarterly Financial Performance

Second Quarter 2026 versus Second Quarter 2025 highlights:
•Loans grew by $352.8 million, or 7%, to $5.58 billion
•Total revenue improved by 7% from $66.4 million to $70.9 million
•Net interest margin improved 7 basis points to 3.49% versus 3.42%
•Net interest income increased by $3.4 million, or 6%
•Noninterest income increased by $1.1 million, or 9%
•Return on average equity of 15.00%, compared to 15.52%
•Return on average assets improved to 1.59%, compared to 1.57%
•Tangible book value per share grew by $3.27, or 12%, to $30.75
•Watch list loans as a percentage of total loans improved to 3.55% from 3.67%
•Nonaccrual loans declined to $19.9 million, compared to $30.6 million
•Common dividend per share increased to $0.52, or 4%, compared to $0.50
•Tangible capital ratio improved to 10.63%, compared to 10.15%
•Tangible common equity improved by $63.4 million, or 9%
•Common equity tier 1 capital ratio of 14.47%, compared to 14.73%
•Total risk-based capital ratio of 15.61%, compared to 15.86%
•Repurchased 70,873 shares at a weighted average per share price of $58.20

Second Quarter 2026 versus First Quarter 2026 highlights:
•Total loans increased by $106.3 million, or 2%, to $5.58 billion

•Core deposits expansion of $215.7 million, or 4%, to $6.03 billion
•Total revenue grew by 2% from $69.7 million to $70.9 million
•Return on average equity improved to 15.00%, compared to 13.89%
•Return on average assets improved to 1.59%, compared to 1.52%
•Tangible book value per share grew by $1.06, or 4%, to $30.75
•Net interest margin remained stable at 3.49%
•Net interest income increased by $1.5 million, or 3%
•Noninterest expense declined by 2% to $34.5 million from $35.2 million
•Common equity tier 1 capital ratio improved to 14.47%, compared to 14.45%
•Total risk-based capital ratio improved to 15.61%, compared to 15.58%
•Tangible capital ratio improved to 10.63%, compared to 10.53%
•Tangible common equity improved by $24.4 million, or 3%

Net Interest Margin

Net interest margin was 3.49% for the second quarter of 2026, representing a 7 basis point increase from 3.42% for the second quarter of 2025. This improvement was driven by a reduction in the company's funding costs, with interest expense as a percentage of average earning assets falling by 25 basis points from 2.41% for the second quarter of 2025 to 2.16% for the second quarter of 2026. Offsetting the decrease in funding costs was a decrease to earning asset yields of 18 basis points from 5.83% for the second quarter of 2025 to 5.65% for the second quarter of 2026. Net interest margin was favorably impacted by a reduction in deposit pricing that outpaced the decline in earning asset yields. The cumulative loan beta for the rate-easing cycle that began in September 2024 is 30% compared to the deposit beta of 43% during this period and has resulted in net interest margin expansion that has benefited net interest income.

Net interest margin remained at 3.49% for the second quarter of 2026 as compared to the linked first quarter of 2026. Average earning asset yields increased by 4 basis points from 5.61% to 5.65% on a linked quarter basis and were offset by increased interest expense as a percentage of average earning assets by 4 basis points from 2.12% to 2.16%. The second quarter cost of funds was impacted by seasonal public funds deposits in higher priced deposit products.

Net interest income was $58.3 million for the second quarter of 2026, representing an increase of $3.4 million, or 6%, as compared to $54.9 million for the second quarter of 2025. On a linked quarter basis, net interest income increased $1.5 million, or 3%, from $56.8 million. Net interest income increased by $7.3 million, or 7%, from $107.8 million for the six months ended June 30, 2025, to $115.1 million for the six months ended June 30, 2026.
"During the second quarter of 2026, our net interest margin remained unchanged at 3.49% as loan yield increases offset increased cost of funds," noted Lisa M. O'Neill, Executive Vice President and Chief Financial Officer. "We remain close to our recent peak net interest margin of 3.50% in the third quarter of 2025. We believe the steepening yield curve benefits our net interest margin outlook and as the outlook for interest rate policy shifts, we believe our neutral interest rate posture positions us well."

Capital Strength

The company’s total capital as a percentage of risk-weighted assets was 15.61% at June 30, 2026, compared to 15.86% at June 30, 2025, and 15.58% at March 31, 2026. These capital levels significantly exceeded the 10.00% regulatory threshold required to be characterized as "well capitalized" and reflect the company's robust capital base.

The company’s tangible common equity to tangible assets ratio, which is a non-GAAP financial measure, was 10.63% at June 30, 2026, an improvement from 10.15% at June 30, 2025, and 10.53% at March 31, 2026. Unrealized losses from available-for-sale investment securities were $140.9 million at June 30, 2026, compared to $185.3 million at June 30, 2025 and $154.5 million at March 31, 2026. Excluding the impact of accumulated other comprehensive income (loss) on tangible common equity and tangible assets, the company’s ratio of adjusted tangible common equity to adjusted tangible assets, a non-GAAP financial measure, was 12.14% at June 30, 2026, compared to 12.17% at June 30, 2025, and 12.20% at March 31, 2026.

The company utilized its share repurchase program to repurchase 70,873 shares of its common stock at a weighted average price per share of $58.20 during the second quarter of 2026. The aggregate purchase price of these repurchases was $4.1 million. The current program authorizes the company to repurchase up to $60.0 million in aggregate purchase price of the company's common stock through April 30, 2027. The company has repurchased a total of 745,616 shares at an aggregate purchase price of $42.9 million and weighted average purchase price per share of $57.58 under the current program with $17.1 million in remaining repurchase authority as of June 30, 2026.

As announced on July 14, 2026, the board of directors approved a cash dividend for the second quarter of $0.52 per share, payable on August 5, 2026, to shareholders of record as of July 25, 2026. The second quarter dividend per share represents a 4% increase from the $0.50 dividend per share paid for the second quarter of 2025.

"Strength of capital continues to support our growing balance sheet," stated Kristin L. Pruitt, President. "Tangible common equity improved by 9% at June 30, 2026 compared to June 30, 2025. We strategically continued our share repurchase program during the first half of 2026. Our healthy capital levels provide ample capacity for continued balance sheet growth as we experience strong loan growth in the Lake City Bank footprint."

Loan Portfolio

Average total loans of $5.53 billion in the second quarter of 2026 increased $301.7 million, or 6%, from $5.23 billion for the second quarter of 2025, and increased $90.5 million, or 2%, from $5.44 billion for the first quarter of 2026.

Total loans, net of deferred loan fees, increased by $352.8 million, or 7%, from $5.23 billion as of June 30, 2025, to $5.58 billion as of June 30, 2026. The growth in loans was driven by increases in both the commercial and consumer segments of the portfolio, with increases to the commercial and industrial loans of $150.6 million, or 10%, consumer 1-4 family mortgage loans of $82.7 million, or 16%, commercial real estate and multi-family residential loans of $80.2 million, or 3%, other commercial loans of $25.6 million, or 27%, and other consumer loans of $14.1 million, or 14%. On a linked quarter basis, total loans increased by $106.3 million, or 2%, from $5.48 billion at March 31, 2026. The linked quarter increase was driven by growth in both the commercial and consumer segments of the portfolio, with increases to the commercial and industrial loan portfolio of $65.6 million, or 4%, consumer 1-4 family mortgage loans of $28.0 million, or 5%, other commercial loans of $25.3 million, or 26.4%, and commercial real estate and multi-family residential loans of $20.3 million, or 1%. Offsetting these increases, agri-business and agricultural loans declined by $34.7 million, or 9%.

Commercial loan originations for the second quarter were approximately $504.0 million and were offset by approximately $427.0 million in loan pay downs. Commercial and industrial line of credit usage increased to 43% as of June 30, 2026, from 40% at June 30, 2025, and 41% at March 31, 2026. Total commercial and industrial lines of credit expanded by $155.0 million, or 7%, as compared to a year ago, and line usage increased by $120.0 million, or 14%, over that period.
Findlay added, "Our year-over-year organic loan growth of 7% reflects outstanding work by our commercial and retail lending teams. Our prospect and client business development program is yielding tangible results, and we remain well positioned for continued growth. We are very pleased with 10% growth in commercial and industrial loans, which represent the foundation of our commercial banking business. In addition, commercial and industrial line of credit utilization of 43% at June 30, 2026, represents increased usage compared to 39% at December 31, 2025. We are particularly pleased to report that our total consumer loans have grown by 16% on a year-over-year basis."

Diversified Deposit Base

The bank's diversified deposit base has grown on a year-over-year basis and core deposits, which exclude brokered deposits, represented 95% of total deposits.

(in thousands)	June 30, 2026		March 31, 2026		June 30, 2025
Retail	$1,769,029	28.0%	$1,800,420	29.1%	$1,755,750	28.4%
Commercial	2,113,784	33.4	2,136,404	34.5	2,256,620	36.6
Public funds	2,147,600	33.9	1,877,855	30.3	2,014,047	32.6
Core deposits	6,030,413	95.3	5,814,679	93.9	6,026,417	97.6
Brokered deposits	299,155	4.7	375,581	6.1	150,416	2.4
Total	$6,329,568	100.0%	$6,190,260	100.0%	$6,176,833	100.0%

Total deposits increased $152.7 million, or 2%, from $6.18 billion as of June 30, 2025, to $6.33 billion as of June 30, 2026. The increase in total deposits was driven by an increase in brokered deposits of $148.7 million, or 99%. Core deposits increased by $4.0 million, or less than 1%. Public funds deposits grew annually by $133.6 million, or 7%, to $2.15 billion. Retail deposits expanded by $13.3 million, or 1%, to $1.77 billion. Commercial deposits contracted by $142.8 million, or 6%, to $2.11 billion.

On a linked quarter basis, total deposits increased $139.3 million, or 2%, from $6.19 billion at March 31, 2026, to $6.33 billion at June 30, 2026. Core deposits increased by $215.7 million, or 4%, while brokered deposits decreased by $76.4 million, or 20%. The linked quarter growth in core deposits was driven primarily by a seasonal growth in public funds of $269.7 million, or 14%. Commercial deposits decreased by $22.6 million, or 1%, and retail deposits decreased by $31.4 million, or 2%.

Average total deposits were $6.31 billion for the second quarter of 2026, an increase of $216.2 million, or 4%, from $6.10 billion for the second quarter of 2025. Average interest-bearing deposits drove the increase in average total deposits and increased by $232.5 million, or 5%. Contributing to the overall growth of interest-bearing deposits was an increase in total average time deposits of $131.4 million, or 16%. Average interest-bearing checking accounts increased $99.5 million, or 3%. Average noninterest-bearing demand deposits decreased by $16.3 million, or 1%, to $1.23 billion.

On a linked quarter basis, average total deposits increased by $257.1 million, or 4%, from $6.06 billion for the first quarter of 2026 to $6.31 billion for the second quarter of 2026. Average interest-bearing deposits drove the increase in total average deposits, which increased by $264.0 million, or 5%. Interest bearing checking accounts grew by $180.7 million, or 5%. Average time deposits expanded by $83.4 million, or 10%. Offsetting these increases was a decrease in average noninterest bearing demand deposits of $6.8 million, or 1%.

Checking account growth as of June 30, 2026, compared to June 30, 2025, includes growth of $249.2 million, or 13%, in aggregate public fund checking account balances. Offsetting this increase was a reduction of $10.4 million, or 1%, in aggregate retail checking account balances and a decline of $173.5 million, or 8%, in aggregate commercial checking account balances. The number of accounts expanded for all three segments, with growth of 3% for public funds accounts, 2% for commercial accounts and 1% for retail accounts.

"Core deposits represented 95% of total deposits at June 30, 2026", commented O'Neill. "On a linked-quarter basis core deposits improved by $215.7 million or 3.7% with double-digit growth in the public funds sector. Public fund account checking balances grew by $249 million or 13% due to new municipal depositors who represent relationship-driven clients. We continue to experience an increase in the number of checking accounts year-over-year, and average checking account balances remain higher than pre-pandemic levels."

Asset Quality

The company recorded a provision for credit losses of $1.7 million in the second quarter of 2026, compared to $3.0 million in the second quarter of 2025 and $2.0 million for the linked first quarter of 2026.

The allowance for credit loss reserve to total loans was 1.27% at June 30, 2026, unchanged from 1.27% at June 30, 2025 and increased from 1.26% at March 31, 2026. The company recorded net charge offs of $24,000 in the second quarter of 2026, compared to net charge offs of $28.9 million in the second quarter of 2025 and $2.1 million during the linked first quarter of 2026. Net charge offs during the second quarter of 2025 were driven by the partial charge off of a previously disclosed nonperforming credit. Annualized net charge offs to average loans were 0.00% for the second quarter of 2026, compared to 2.22% for the second quarter of 2025 and 0.16% for the linked first quarter of 2026.

Nonperforming assets decreased by $11.1 million, or 36%, to $20.0 million as of June 30, 2026, versus $31.1 million as of June 30, 2025. The decrease to nonperforming assets was primarily driven by the resolution of the previously disclosed nonperforming credit during the third quarter of 2025. On a linked quarter basis, nonperforming assets decreased by $938,000, or 4%. The ratio of nonperforming assets to total assets at June 30, 2026, decreased to 0.28% from 0.45% at June 30, 2025, and 0.30% when compared to March 31, 2026.

Total individually analyzed and watch list loans increased by $6.4 million, or 3%, to $198.0 million as of June 30, 2026, versus $191.6 million as of June 30, 2025. On a linked quarter basis, total individually analyzed and watch list loans increased by $15.7 million, or 9%, from $182.3 million at March 31, 2026. The increase in individually analyzed and watch list loans during the linked quarter was driven primarily by credit downgrades to the watch list of approximately $13.2 million. Migration within the watch list was driven by three unrelated relationships, with an aggregate balance of approximately $24.7 million, that were moved from the pooled watch list to individually analyzed status during the second quarter of 2026. Watch list loans as a percentage of total loans were 3.55% at June 30, 2026, a 12 basis point decrease compared to 3.67% at June 30, 2025, and a 22 basis point increase from 3.33% at March 31, 2026.

"Our loan portfolio is well-diversified, and our loan portfolio continues to demonstrate stable performance trends," commented Findlay. "Our borrowers continue to navigate the changing economic landscape well and our mid-year loan portfolio reviews did not identify significant credit concerns."

Investment Portfolio Overview

Total investment securities were $1.17 billion at June 30, 2026, reflecting an increase of $39.8 million, or 4%, as compared to $1.13 billion at June 30, 2025. Investment securities represented 16% of total assets as of June 30, 2026. The company anticipates receiving principal and interest cash flows of approximately $51.9 million during the remainder of 2026 from the investment securities portfolio and plans to use that liquidity to fund loan growth as well as reinvestments to the investment securities portfolio. Tax equivalent adjusted effective duration for the investment portfolio contracted to 5.8 years at June 30, 2026, compared to 5.9 years at June 30, 2025, and 6.0 years at March 31, 2026.

Noninterest Income

The company’s noninterest income increased $1.1 million, or 9%, to $12.6 million for the second quarter of 2026, compared to $11.5 million for the second quarter of 2025. Wealth advisory fees increased $350,000, or 13%, driven by continued growth in customers and assets under management. Bank owned life insurance income increased $577,000, or 55%, from improved market performance of the bank's variable owned life insurance policies which reflect returns in the equity markets. Other income increased by $127,000, or 32%, primarily from increased limited partnership investment income.

Noninterest income for the second quarter of 2026 decreased by $361,000, or 3%, on a linked quarter basis from $12.9 million during the first quarter of 2026. Bank owned life insurance increased $641,000, or 66%, from improved variable owned life insurance policy market performance and increased general account income, which is impacted during the first quarter from annual insurance costs that are charged against certain policies. Conversely, interest rate swap fee income decreased $701,000. Other income decreased by $205,000, or 28%, which was impacted during the first quarter of 2026 from the recognition of death benefit income from bank owned life insurance policies. Loan and service fee income decreased $147,000, or 5%, from reduced commercial loan fees.

Findlay noted, "We are pleased to report nearly double-digit growth in quarterly noninterest income on a year-over-year basis and 14% growth in noninterest income for the six months ended June 30, 2026 as compared to the same period in 2025. Our fee-based business is growing with 10% growth in the Wealth Advisory Group and 6% improvement in loan and service fees. Interest rate swap fees have also contributed nicely to noninterest revenue growth for the first six months of 2026 together with an increase in mortgage banking income."

Noninterest income increased by $3.1 million, or 14%, to $25.5 million for the six months ended June 30, 2026, compared to $22.4 million for the prior year period. Increases in fee-based revenue streams contributed to the increase to noninterest income, with wealth advisory fees improving by $546,000, or 10%, loan and service fees improving by $377,000, or 6%, service charges on deposit accounts improving by $151,000, or 3%, and investment brokerage fees improving by $33,000, or 3%. Additionally, bank owned life insurance increased $1.2 million, or 90.4%, from improved market performance from variable bank owned life insurance policies and incremental income from general account policies purchased in 2025. Increased transaction volume drove increases to interest rate swap fee income of $681,000 and mortgage banking income of $136,000.

Noninterest Expense

Noninterest expense increased $4.0 million, or 13%, to $34.5 million for the second quarter of 2026, compared to $30.4 million during the second quarter of 2025. Salaries and employee benefits expense increased by $3.4 million, or 20%, primarily the result of increased salaries and wages, performance-based incentive compensation accruals, and benefits expenses. Deferred variable compensation expense, which is offset by noninterest income recorded from the performance of the company's variable bank owned life insurance policies, contributed further to the increase. Net occupancy expense increased $220,000, or 13%, from the company's continued expansion and reinvestment into its physical branch and operational infrastructure. Data processing fees and supplies increased $222,000, or 5%, from continued investment in customer-facing and operational technology solutions, including artificial intelligence capabilities. Additionally, corporate and business development expense increased $82,000, or 7%, professional fees increased $79,000, or 5%, and FDIC insurance and other regulatory fees increased $42,000, or 5%.

On a linked quarter basis, noninterest expense decreased by $694,000, or 2%, from $35.2 million during the first quarter of 2026. Other expense decreased $421,000, or 15%, primarily from semi-annual board of directors share grants that occurred in the linked first quarter. Corporate and business development expense decreased by $251,000, or 17%, from a reduction in seasonal advertising expense. Net occupancy expense decreased by $137,000, or 7%, driven by reduced seasonal occupancy expenses, and professional fees decreased $152,000, or 8%, from reduced accruals for legal and accounting fees. Offsetting these decreases was an increase to salaries and employee benefits expense of $199,000, or 1%, and data processing fees and supplies expense of $115,000, or 3%.

Noninterest expense increased by $6.4 million, or 10%, for the six months ended June 30, 2026, to $69.6 million compared to $63.2 million for the six months ended June 30, 2025. Salaries and employee benefits expense increased $5.8 million, or 17%, primarily due to increased salaries and wages of $2.0 million, performance-based incentive compensation accruals of $2.3 million, variable deferred compensation expense of $799,000, and health insurance expense of $677,000. Net occupancy expense increased $344,000, or 9%. Data processing fees and supplies expense increased $216,000, or 3%, from continued investment in customer-facing and operational technology solutions. Corporate and business development expense increased $169,000, or 7%, from increased advertising and corporate development expenses. FDIC insurance and other regulatory fees increased $115,000, or 7%, from increased FDIC insurance premium accruals. Offsetting these increases was a decrease in professional fees of $364,000, or 9%, primarily driven by reduced technology implementation fees.

The company’s efficiency ratio was 48.6% for the second quarter of 2026, compared to 45.9% for the second quarter of 2025 and 50.4% for the linked first quarter of 2026. The company's efficiency ratio was 49.5% for the six months ended June 30, 2026, compared to 48.6% for the comparable period in 2025.

"We are pleased to report that strong revenue growth during the second quarter of 2026 improved our efficiency ratio on a linked quarter basis. Our largest investments in the business continue to be focused on revenue generating human capital, strategic branch development in our Lake City Bank footprint and investments in technology solutions," noted Findlay. "In addition to two new branch locations under development in Indianapolis currently, we have future plans for increased presence in our South Bend and Fort Wayne markets."

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under "LKFN." Lake City Bank, a $7.2 billion bank headquartered in Warsaw, Indiana, was founded in 1872 and serves Central and Northern Indiana communities with 55 branch offices and a robust digital banking platform. Lake City Bank's community banking model prioritizes building in-market long-term customer relationships while delivering technology-forward solutions for retail and commercial clients.

This document contains, and future oral and written statements of the company and its management may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "continue," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. The company’s ability to predict results or the actual effect of the company's operating environment or its plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of economic, business and market conditions and changes, particularly in our Indiana market area, including prevailing interest rates and the rate of inflation; governmental trade, monetary and fiscal policies; including any effects resulting from international government conflicts; the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values and liquidity of loan collateral, securities and other interest sensitive assets and liabilities; and changes in borrowers’ credit risks and payment behaviors, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

LAKELAND FINANCIAL CORPORATION
SECOND QUARTER 2026 FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
(unaudited – dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
END OF PERIOD BALANCES	2026	2026	2025	2026	2025
Assets	$7,242,959	$7,083,680	$6,964,301	$7,242,959	$6,964,301
Investments	1,169,188	1,160,608	1,129,346	1,169,188	1,129,346
Loans	5,579,625	5,473,358	5,226,827	5,579,625	5,226,827
Allowance for Credit Losses	70,598	68,914	66,552	70,598	66,552
Deposits	6,329,568	6,190,260	6,176,833	6,329,568	6,176,833
Brokered Deposits	299,155	375,581	150,416	299,155	150,416
Core Deposits (1)	6,030,413	5,814,679	6,026,417	6,030,413	6,026,417
Total Equity	773,374	748,993	709,987	773,374	709,987
Goodwill Net of Deferred Tax Assets	3,803	3,803	3,803	3,803	3,803
Tangible Common Equity (2)	769,571	745,190	706,184	769,571	706,184
Adjusted Tangible Common Equity (2)	893,530	880,296	866,758	893,530	866,758
AVERAGE BALANCES
Total Assets	$7,190,663	$7,082,213	$6,904,681	$7,136,737	$6,834,217
Earning Assets	6,832,702	6,729,394	6,570,607	6,781,334	6,501,092
Investments	1,161,807	1,190,278	1,125,597	1,175,964	1,130,970
Loans	5,531,344	5,440,876	5,229,646	5,486,359	5,207,903
Total Deposits	6,312,674	6,055,539	6,096,504	6,184,817	5,986,227
Interest Bearing Deposits	5,084,953	4,821,000	4,852,446	4,953,706	4,735,066
Interest Bearing Liabilities	5,133,439	5,004,623	4,886,943	5,069,387	4,802,175
Total Equity	760,533	772,946	696,976	766,706	696,517
INCOME STATEMENT DATA
Net Interest Income	$58,301	$56,773	$54,876	$115,074	$107,751
Net Interest Income-Fully Tax Equivalent	59,404	57,878	55,986	117,282	109,970
Provision for Credit Losses	1,708	2,000	3,000	3,708	9,800
Noninterest Income	12,572	12,933	11,486	25,505	22,414
Noninterest Expense	34,457	35,151	30,432	69,608	63,195
Net Income	28,440	26,478	26,966	54,918	47,051
Pretax Pre-Provision Earnings (2)	36,416	34,555	35,930	70,971	66,970
PER SHARE DATA
Basic Net Income Per Common Share	$1.14	$1.04	$1.05	$2.18	$1.83
Diluted Net Income Per Common Share	1.13	1.04	1.04	2.17	1.82
Cash Dividends Declared Per Common Share	0.52	0.52	0.50	1.04	1.00
Dividend Payout	46.02%	50.00%	48.08%	47.93%	54.95%
Book Value Per Common Share (equity per share issued)	$30.90	$29.84	$27.63	$30.90	$27.63
Tangible Book Value Per Common Share (2)	30.75	29.69	27.48	30.75	27.48
Market Value – High	$63.03	$63.80	$62.39	$63.80	$71.77
Market Value – Low	56.56	54.36	50.00	54.36	50.00
Basic Weighted Average Common Shares Outstanding	25,058,539	25,344,757	25,707,233	25,201,252	25,711,004
	Three Months Ended			Six Months Ended
(unaudited – dollars in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,	June 30,
PER SHARE DATA (continued)	2026	2026	2025	2026	2025
Diluted Weighted Average Common Shares Outstanding	25,231,590	25,493,920	25,776,205	25,361,745	25,782,817
KEY RATIOS
Return on Average Assets	1.59%	1.52%	1.57%	1.55%	1.39%
Return on Average Total Equity	15.00	13.89	15.52	14.44	13.62
Average Equity to Average Assets	10.58	10.91	10.09	10.74	10.19
Net Interest Margin	3.49	3.49	3.42	3.49	3.41
Efficiency (Noninterest Expense/Net Interest Income plus Noninterest Income)	48.62	50.43	45.86	49.51	48.55
Loans to Deposits	88.15	88.42	84.62	88.15	84.62
Investment Securities to Total Assets	16.14	16.38	16.22	16.14	16.22
Tier 1 Leverage (3)	12.17	12.20	12.21	12.17	12.21
Tier 1 Risk-Based Capital (3)	14.47	14.45	14.73	14.47	14.73
Common Equity Tier 1 (CET1) (3)	14.47	14.45	14.73	14.47	14.73
Total Capital (3)	15.61	15.58	15.86	15.61	15.86
Tangible Capital (2)	10.63	10.53	10.15	10.63	10.15
Adjusted Tangible Capital (2)	12.14	12.20	12.17	12.14	12.17
ASSET QUALITY
Loans Past Due 30 - 89 Days	$3,026	$7,416	$1,648	$3,026	$1,648
Loans Past Due 90 Days or More	6	7	7	6	7
Nonaccrual Loans	19,946	20,909	30,627	19,946	30,627
Nonperforming Loans	19,952	20,916	30,634	19,952	30,634
Other Real Estate Owned	0	0	284	0	284
Other Nonperforming Assets	48	22	183	48	183
Total Nonperforming Assets	20,000	20,938	31,101	20,000	31,101
Individually Analyzed Loans	66,945	43,160	52,069	66,945	52,069
Non-Individually Analyzed Watch List Loans	131,070	139,117	139,548	131,070	139,548
Total Individually Analyzed and Watch List Loans	198,015	182,277	191,617	198,015	191,617
Gross Charge Offs	431	2,196	29,111	2,627	29,619
Recoveries	407	115	230	522	411
Net Charge Offs/(Recoveries)	24	2,081	28,881	2,105	29,208
Net Charge Offs/(Recoveries) to Average Loans	0.00%	0.16%	2.22%	0.08%	1.13%
Credit Loss Reserve to Loans	1.27	1.26	1.27	1.27	1.27
Credit Loss Reserve to Nonperforming Loans	353.84	329.48	217.25	353.84	217.25
Nonperforming Loans to Loans	0.36	0.38	0.59	0.36	0.59
Nonperforming Assets to Assets	0.28	0.30	0.45	0.28	0.45
Total Individually Analyzed and Watch List Loans to Total Loans	3.55	3.33	3.67	3.55	3.67
OTHER DATA
Full Time Equivalent Employees	695	674	675	695	675
Offices	55	55	54	55	54

(1)Core deposits equals deposits less brokered deposits.
(2)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures".
(3)Capital ratios for June 30, 2026 are preliminary until the FR Y-9C is filed.

CONSOLIDATED BALANCE SHEETS (dollars in thousands, except share data)

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Cash and due from banks	$69,864	$57,139
Short-term investments	124,262	84,179
Total cash and cash equivalents	194,126	141,318

Securities available-for-sale, at fair value	1,035,163	1,052,062
Securities held-to-maturity, at amortized cost (fair value of $119,433 and $117,510, respectively)	134,025	133,208
Real estate mortgage loans held-for-sale	3,630	2,707
Loans, net of allowance for credit losses of $70,598 and $68,995	5,509,027	5,306,354
Land, premises and equipment, net	72,504	65,542
Bank owned life insurance	132,366	129,978
Federal Reserve and Federal Home Loan Bank stock	21,420	21,420
Accrued interest receivable	29,514	28,997
Goodwill	4,970	4,970
Other assets	106,214	103,466
Total assets	$7,242,959	$6,990,022

LIABILITIES
Noninterest bearing deposits	$1,292,033	$1,221,327
Interest bearing deposits	5,037,535	4,752,023
Total deposits	6,329,568	5,973,350

Borrowings - Federal Home Loan Bank advances:
Short-term advance	70,000	170,000
Long-term advance	1,200	1,200
Other borrowings	0	13,000
Total borrowings	71,200	184,200

Accrued interest payable	8,961	8,868
Other liabilities	59,856	61,112
Total liabilities	6,469,585	6,227,530

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
26,063,576 shares issued and 24,858,875 outstanding as of June 30, 2026
26,023,644 shares issued and 25,219,634 outstanding as of December 31, 2025	140,020	136,965
Retained earnings	817,002	788,345
Accumulated other comprehensive income (loss)	(124,463)	(127,137)
Treasury stock at cost (1,204,701 shares as of June 30, 2026, 804,010 shares as of December 31, 2025)	(59,274)	(35,770)
Total stockholders’ equity	773,285	762,403
Noncontrolling interest	89	89
Total equity	773,374	762,492
Total liabilities and equity	$7,242,959	$6,990,022

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
NET INTEREST INCOME
Interest and fees on loans
Taxable	$85,994	$84,418	$169,105	$166,158
Tax exempt	293	291	572	583
Interest and dividends on securities
Taxable	3,764	3,457	7,605	6,846
Tax exempt	3,883	3,917	7,790	7,827
Other interest income	1,214	2,302	2,063	3,426
Total interest income	95,148	94,385	187,135	184,840

Interest on deposits	36,379	39,111	69,810	75,569
Interest on short-term borrowings	468	398	2,251	1,520
Total interest expense	36,847	39,509	72,061	77,089

NET INTEREST INCOME	58,301	54,876	115,074	107,751

Provision for credit losses	1,708	3,000	3,708	9,800

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	56,593	51,876	111,366	97,951

NONINTEREST INCOME
Wealth advisory fees	3,017	2,667	6,080	5,534
Investment brokerage fees	511	550	1,035	1,002
Service charges on deposit accounts	2,878	2,827	5,752	5,601
Loan and service fees	3,060	3,006	6,267	5,890
Merchant and interchange fee income	836	854	1,613	1,676
Bank owned life insurance income	1,617	1,040	2,593	1,362
Interest rate swap fee income	0	20	701	20
Mortgage banking income	128	124	209	73
Other income	525	398	1,255	1,256
Total noninterest income	12,572	11,486	25,505	22,414

NONINTEREST EXPENSE
Salaries and employee benefits	20,494	17,096	40,789	34,998
Net occupancy expense	1,967	1,747	4,071	3,727
Equipment costs	1,409	1,437	2,873	2,819
Data processing fees and supplies	4,374	4,152	8,633	8,417
Corporate and business development	1,242	1,160	2,735	2,566
FDIC insurance and other regulatory fees	881	839	1,754	1,639
Professional fees	1,785	1,706	3,722	4,086
Other expense	2,305	2,295	5,031	4,943
Total noninterest expense	34,457	30,432	69,608	63,195

INCOME BEFORE INCOME TAX EXPENSE	34,708	32,930	67,263	57,170
Income tax expense	6,268	5,964	12,345	10,119
NET INCOME	$28,440	$26,966	$54,918	$47,051

BASIC WEIGHTED AVERAGE COMMON SHARES	25,058,539	25,707,233	25,201,252	25,711,004

BASIC EARNINGS PER COMMON SHARE	$1.14	$1.05	$2.18	$1.83

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,231,590	25,776,205	25,361,745	25,782,817

DILUTED EARNINGS PER COMMON SHARE	$1.13	$1.04	$2.17	$1.82

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	June 30, 2026		March 31, 2026		June 30, 2025
Commercial and industrial loans:
Working capital lines of credit loans	$815,493	14.6%	$742,655	13.6%	$717,484	13.7%
Non-working capital loans	828,878	14.9	836,121	15.3	776,278	14.9
Total commercial and industrial loans	1,644,371	29.5	1,578,776	28.9	1,493,762	28.6

Commercial real estate and multi-family residential loans:
Construction and land development loans	439,987	7.9	509,143	9.3	552,998	10.6
Owner occupied loans	804,995	14.4	807,813	14.8	780,285	14.9
Nonowner occupied loans	937,493	16.8	960,395	17.5	869,196	16.6
Multifamily loans	578,151	10.4	462,984	8.5	477,910	9.1
Total commercial real estate and multi-family residential loans	2,760,626	49.5	2,740,335	50.1	2,680,389	51.2

Agri-business and agricultural loans:
Loans secured by farmland	180,871	3.2	177,823	3.2	150,934	2.9
Loans for agricultural production	158,522	2.8	196,258	3.6	188,501	3.6
Total agri-business and agricultural loans	339,393	6.0	374,081	6.8	339,435	6.5

Other commercial loans	121,060	2.2	95,764	1.7	95,442	1.8
Total commercial loans	4,865,450	87.2	4,788,956	87.5	4,609,028	88.1

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	302,799	5.4	292,724	5.3	273,287	5.2
Open end and junior lien loans	283,099	5.1	263,600	4.8	226,114	4.4
Residential construction and land development loans	12,904	0.2	14,429	0.3	16,667	0.3
Total consumer 1-4 family mortgage loans	598,802	10.7	570,753	10.4	516,068	9.9

Other consumer loans	117,953	2.1	116,158	2.1	103,880	2.0
Total consumer loans	716,755	12.8	686,911	12.5	619,948	11.9
Subtotal	5,582,205	100.0%	5,475,867	100.0%	5,228,976	100.0%
Less: Allowance for credit losses	(70,598)		(68,914)		(66,552)
Net deferred loan fees	(2,580)		(2,509)		(2,149)
Loans, net	$5,509,027		$5,404,444		$5,160,275

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	June 30, 2026	March 31, 2026	June 30, 2025
Noninterest bearing demand deposits	$1,292,033	$1,301,547	$1,261,740
Savings and transaction accounts:
Savings deposits	281,901	291,355	283,976
Interest bearing demand deposits	3,828,259	3,649,409	3,841,703
Time deposits:
Deposits of $100,000 or more	727,412	746,168	584,165
Other time deposits	199,963	201,781	205,249
Total deposits	$6,329,568	$6,190,260	$6,176,833
FHLB advances and other borrowings	71,200	68,200	6,200
Total funding sources	$6,400,768	$6,258,460	$6,183,033

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended June 30, 2026			Three Months Ended March 31, 2026			Three Months Ended June 30, 2025
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$5,507,100	$85,994	6.26%	$5,417,380	$83,111	6.22%	$5,204,006	$84,418	6.51%
Tax exempt (1)	24,244	363	6.01	23,496	346	5.98	25,640	359	5.62
Investments: (1)
Securities	1,161,807	8,680	3.00	1,190,278	8,786	2.99	1,125,597	8,416	3.00
Short-term investments	3,567	28	3.15	2,701	21	3.15	2,832	28	3.97
Interest bearing deposits	135,984	1,186	3.50	95,539	828	3.51	212,532	2,274	4.29
Total earning assets	$6,832,702	$96,251	5.65%	$6,729,394	$93,092	5.61%	$6,570,607	$95,495	5.83%
Less: Allowance for credit losses	(69,959)			(68,944)			(93,644)
Nonearning Assets
Cash and due from banks	64,197			67,282			66,713
Premises and equipment	69,499			65,997			61,280
Other nonearning assets	294,224			288,484			299,725
Total assets	$7,190,663			$7,082,213			$6,904,681

Interest Bearing Liabilities
Savings deposits	$287,520	$41	0.06%	$287,643	$41	0.06%	$285,944	$43	0.06%
Interest bearing checking accounts	3,867,392	28,184	2.92	3,686,666	26,110	2.87	3,767,903	31,499	3.35
Time deposits:
In denominations under $100,000	201,696	1,576	3.13	201,974	1,548	3.11	208,770	1,745	3.35
In denominations over $100,000	728,345	6,578	3.62	644,717	5,732	3.61	589,829	5,824	3.96
Short-term borrowings	47,286	468	3.97	182,423	1,783	3.96	33,297	398	4.79
Long-term borrowings	1,200	0	0.00	1,200	0	0.00	1,200	0	0.00
Total interest bearing liabilities	$5,133,439	$36,847	2.88%	$5,004,623	$35,214	2.85%	$4,886,943	$39,509	3.24%
Noninterest Bearing Liabilities
Demand deposits	1,227,721			1,234,539			1,244,058
Other liabilities	68,970			70,105			76,704
Stockholders' Equity	760,533			772,946			696,976
Total liabilities and stockholders' equity	$7,190,663			$7,082,213			$6,904,681
Interest Margin Recap
Interest income/average earning assets		96,251	5.65%		93,092	5.61%		95,495	5.83%
Interest expense/average earning assets		36,847	2.16		35,214	2.12		39,509	2.41
Net interest income and margin		$59,404	3.49%		$57,878	3.49%		$55,986	3.42%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax-exempt securities acquired after January 1, 1983, included the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $1.10 million in the three-month periods ended June 30, 2026, and $1.11 million in the three-month periods ended March 31, 2026, and June 30, 2025.
(2)Loan fees, which are immaterial in relation to total taxable loan interest income for the three-month periods ended June 30, 2026, March 31, 2026, and June 30, 2025, are included as taxable loan interest income.
(3)Nonaccrual loans are included in the average balance of taxable loans.

Reconciliation of Non-GAAP Financial Measures

Tangible common equity, adjusted tangible common equity, tangible assets, adjusted tangible assets, tangible book value per common share, tangible common equity to tangible assets, adjusted tangible common equity to adjusted tangible assets, and pretax pre-provision earnings are non-GAAP financial measures calculated based on GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Adjusted tangible assets and adjusted tangible common equity remove the fair market value adjustment impact of the available-for-sale investment securities portfolio in accumulated other comprehensive income (loss) ("AOCI"). Tangible book value per common share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value meaningful to understanding of the company’s financial information and performance.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Six Months Ended
	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Total Equity	$773,374	$748,993	$709,987	$773,374	$709,987
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Common Equity	769,571	745,190	706,184	769,571	706,184
Market Value Adjustment in AOCI	123,959	135,106	160,574	123,959	160,574
Adjusted Tangible Common Equity	893,530	880,296	866,758	893,530	866,758

Assets	$7,242,959	$7,083,680	$6,964,301	$7,242,959	$6,964,301
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: DTA Related to Goodwill	1,167	1,167	1,167	1,167	1,167
Tangible Assets	7,239,156	7,079,877	6,960,498	7,239,156	6,960,498
Market Value Adjustment in AOCI	123,959	135,106	160,574	123,959	160,574
Adjusted Tangible Assets	7,363,115	7,214,983	7,121,072	7,363,115	7,121,072

Ending Common Shares Issued	25,028,859	25,098,219	25,697,093	25,028,859	25,697,093

Tangible Book Value Per Common Share	$30.75	$29.69	$27.48	$30.75	$27.48

Tangible Common Equity/Tangible Assets	10.63%	10.53%	10.15%	10.63%	10.15%
Adjusted Tangible Common Equity/Adjusted Tangible Assets	12.14%	12.20%	12.17%	12.14%	12.17%

Net Interest Income	$58,301	$56,773	$54,876	$115,074	$107,751
Plus: Noninterest Income	12,572	12,933	11,486	25,505	22,414
Minus: Noninterest Expense	(34,457)	(35,151)	(30,432)	(69,608)	(63,195)
Pretax Pre-Provision Earnings	$36,416	$34,555	$35,930	$70,971	$66,970